UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                      Securities and Exchange Act of 1934



Date of Report (Date of earliest event reported)  August 16, 2004

                         CALYPTE BIOMEDICAL CORPORATION
                         ------------------------------
             Exact name of Registrant as specified in its Charter)


                                    DELAWARE
                                    --------
                 (State or other jurisdiction of incorporation)


000-20985                                       06-1226727
---------                                       ----------
Commission File No.                             I.R.S. Employer Identification


5000 HOPYARD, SUITE 480,
PLEASANTON, CA                                  94588
------------------------                        -----
Address of principal executive offices          Zip Code


(925) 730-7200
--------------
Registrant's telephone number, including area code

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ITEM 5.    OTHER EVENTS AND REGULATION FD DISCLOSURE


The Registrant (the "Company") announced on August 16, 2004 that its common stock, $0.03 par value (the "Common Stock") has been approved for listing on the American Stock Exchange ("Amex"). The Company currently has 168,044,755 shares of Common Stock issued and outstanding. It has also established reserves for an aggregate of 73,830,636 shares of Common Stock potentially issuable pursuant to its benefit plans, warrant grants and certain financing agreements, including 30,000,000 million shares potentially issuable under the 2004 Incentive Plan that was recently approved by its stockholders and approximately 11,500,000 shares potentially issuable upon the exercise of warrants granted in conjunction with its recent private placements. Amex has approved for listing a total of 241,875,931 shares of the Company's outstanding or potentially issuable Common Stock. The Company's Common Stock is expected to commence trading on the Amex on August 18, 2004 under the symbol "HIV".

The Company, as part of its application for listing on the Amex, has agreed that it will be subject to AMEX rules that will require it obtain stockholder approval of any future private placement transaction that results in the issuance of 20% or more of its then-outstanding Common Stock or any transaction that triggers existing anti-dilution provisions which require the Company to issue additional shares of its common stock. The current Amex listing approval does not include any such additional shares.

Annexed hereto as Exhibit 99.1 is a copy of the press release issued by the Company.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

      (c)  Exhibits

           Exhibit No.             Description
           -----------             -----------
           99.1                    Press release dated August 16, 2004

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: Pleasanton, California
       August 16, 2004

                                    CALYPTE BIOMEDICAL CORPORATION
                                    ------------------------------
                                    (Registrant)

                                    /s/ Richard D. Brounstein
                                    -------------------------
                                    Richard D. Brounstein
                                    Executive Vice President and Chief
                                    Financial Officer